EXHIBIT 99.1

Cassava Sciences Reports Second Quarter 2021 Financial Results

- Conference Call Today at 9 a.m. ET -

AUSTIN, Texas, Aug. 03, 2021 (GLOBE NEWSWIRE) -- Cassava Sciences, Inc. (Nasdaq: SAVA), a clinical-stage biotechnology company focused on Alzheimer’s disease, today announced financial results for the second quarter ended June 30, 2021. Net loss for the second quarter ended June 30, 2021, was $5.1 million, or $0.13 per share, compared to a net loss of $1.1 million, or $0.05 per share, for the same period in 2020. Net cash used in operations was $7.4 million during the first six months of 2021. Net cash use for operations for full-year 2021 is expected to be approximately $20 to $25 million, consistent with previous financial guidance. Cash and cash equivalents were $278.3 million as of June 30, 2021, with no debt.

Remi Barbier, President & CEO, and Eric Schoen, Chief Financial Officer, will host a conference call to review financial results and to preview the Company’s growth strategy.

The conference call is scheduled to begin at 9:00 am ET on Tuesday, August 3, 2021. Please dial in 15 minutes in advance to ensure a timely connection to the call.

Conference call detail are as follows:
Toll Free: 1-888-254-3590 Toll/International: 1-323-794-2575

Financial Highlights for Second Quarter 2021

  At June 30, 2021, cash and cash equivalents were $278.3 million, compared to $93.5 million at December 31, 2020, with no debt.

  Net cash used in operations during the six months ended June 30, 2021 was $7.4 million, net of reimbursements received from the National Institutes of Health (NIH) grant awards.

  Research grant funding reimbursements of $0.9 million were received from NIH and recorded as a reduction in research and development (R&D) expenses. This compared to $1.1 million of NIH grant receipts received for the same period in 2020.

  Net cash use for operations for full year 2021 is expected to be approximately $20 to $25 million. Net cash use in 2021 is expected to be driven by higher headcount and personnel expenses, manufacturing costs around large-scale drug supply, professional services expenses related to clinical programs, and operating costs such as insurance, office space and IT related expenses.

  R&D expenses were $3.9 million compared to $0.6 million for the same period in 2020. This increase was due primarily to costs related to manufacture of clinical trial supplies in anticipation of launching a Phase 3 clinical program in simufilam, costs of an on-going open-label study in simufilam, as well as increased personnel expenses.

  General and administrative (G&A) expenses were $1.2 million compared to $0.8 million for the same period in 2020. This increase was due primarily to higher annual shareholder meeting and insurance costs compared to the prior year.

About Simufilam
Simufilam is a proprietary, small molecule (oral) drug that restores the normal shape and function of altered filamin A (FLNA), a scaffolding protein, in the brain. Altered FLNA in the brain disrupts the normal function of neurons, leading to Alzheimer’s pathology, neurodegeneration and neuroinflammation. The underlying science for simufilam is published in peer-reviewed journals, including Journal of Neuroscience, Neurobiology of Aging, Journal of Biological Chemistry, Neuroimmunology and Neuroinflammation and Journal of Prevention of Alzheimer’s Disease. Cassava Sciences is also developing an investigational diagnostic, called SavaDx, to detect Alzheimer’s disease with a simple blood test. Simufilam and SavaDx were both developed in-house. Both product candidates are substantially funded by peer-review research grant awards from the National Institutes of Health (NIH).

Cassava Sciences owns worldwide development and commercial rights to its research programs in Alzheimer’s disease, and related technologies, without royalty obligations to any third party.

About Alzheimer’s Disease
Alzheimer’s disease is a progressive brain disorder that destroys memory and thinking skills. As of 2020, there were approximately 50 million people worldwide living with dementia, a figure expected to increase to 150 million by 2050.1 The annual global cost of dementia is now above $1 trillion, according to Alzheimer’s Disease International, a charitable organization.

About Cassava Sciences, Inc.
Cassava Sciences’ mission is to discover and develop innovations for chronic, neurodegenerative conditions. Over the past 10 years, Cassava Sciences has combined state-of-the-art technology with new insights in neurobiology to develop novel solutions for Alzheimer’s disease. For more information, please visit: https://www.CassavaSciences.com.

For More Information Contact:
Eric Schoen, Chief Financial Officer
eschoen@CassavaSciences.com
(512) 501-2450

Cautionary Note Regarding Forward-Looking Statements: This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: our strategy and plans; expected cash use in future periods; the treatment of Alzheimer’s disease; the status of current and future clinical studies with simufilam; our intention to initiate a Phase 3 clinical program with simufilam and the timing, enrollment, duration and other details thereof; verbal commentaries made by our employees; and potential benefits, if any, of our product candidates. These statements may be identified by words such as “may,” “anticipate,” “believe,” “could,” “expect,” “would”, “forecast,” “intend,” “plan,” “possible,” “potential,” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Our clinical results from earlier-stage clinical trials may not be indicative of full results or results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

Such statements are based largely on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to conduct or complete clinical studies on expected timelines, to demonstrate the specificity, safety, efficacy or potential health benefits of our product candidates, the severity and duration of health care precautions given the COVID-19 pandemic, any unanticipated impacts of the pandemic on our business operations, and including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and future reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained in this news release. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

The content of this press release is solely our responsibility and does not necessarily represent the official views of the National Institutes of Health (NIH).

– Financial Tables Follow –

CASSAVA SCIENCES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Operating expenses
Research and development, net of grant reimbursement	$3,901	$591	$6,430	$1,135
General and administrative	1,237	818	2,241	1,596
Gain on sale of property and equipment	—	(246)	—	(346)
Total operating expenses	5,138	1,163	8,671	2,385
Operating loss	(5,138)	(1,163)	(8,671)	(2,385)
Interest income	13	27	20	99
Net loss	$(5,125)	$(1,136)	$(8,651)	$(2,286)

Net loss per share, basic and diluted	$(0.13)	$(0.05)	$(0.22)	$(0.09)

Weighted-average shares used in computing net loss per share, basic and diluted	39,953	24,779	38,843	24,630

CONDENSED BALANCE SHEETS
(unaudited, in thousands)
			June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents			$278,254	$93,506
Prepaid expenses and other current assets			1,304	488
Total current assets			279,558	93,994
Property and equipment, net			75	11
Operating lease right-of-use assets			252	295
Other assets			1,420	—
Total assets			$281,305	$94,300
Liabilities and stockholders' equity
Current liabilities
Accounts payable			$1,912	$911
Accrued development expense			2,462	719
Accrued compensation and benefits			120	83
Operating lease liabilities, current			93	58
Other accrued liabilities			50	94
Total current liabilities			4,637	1,865
Operating lease liabilities, non-current			188	235
Total liabilities			4,825	2,100
Stockholders' equity
Common Stock and additional paid-in-capital			460,052	267,121
Accumulated deficit			(183,572)	(174,921)
Total stockholders' equity			276,480	92,200
Total liabilities and stockholders' equity			$281,305	$94,300

1 Alzheimer's Disease International, Dementia Statistics, available on-line and accessed July 30, 2021:
https://www.alzint.org/about/dementia-facts-figures/dementia-statistics/